LANDLORD CONSENT AND MODIFICATION OF LEASE

THIS LANDLORD CONSENT (this "Landlord Consent"), dated as of December 19, 2024 (the "Effective Date"), is executed by MAT Properties, a Kentucky Limited Liability Company ("**Landlord**"), in favor of Edgewater Recovery Center, LLC, a Kentucky limited liability company ("**Assignor**"), and ARIA Kentucky, LLC, a Delaware limited liability company ("**Assignee**").

RECITALS

WHEREAS, Assignor is presently the holder of the tenant's interest under the provisions of that certain the LEASE AGREEMENT dated as of December 21st, 2023 and attached hereto as Exhibit A (the "Lease"), by and between Landlord and Assignor, pursuant to which Assignor is leasing from Landlord certain real property and related interests in Rowan County, State of Kentucky, as more particularly described in the Lease; and

WHEREAS, Assignor and Assignee, among other parties have entered into an Asset Purchase Agreement (the "Purchase Agreement"), pursuant to which Assignee will acquire substantially all of the assets of Assignor (the "Transaction") at the closing contemplated by the Purchase Agreement January 1, 2025 (the "Closing Date").

NOW, THEREFORE, with the understanding that Assignor and Assignee will be relying on each of the statements contained in this Landlord Consent, Landlord hereby agrees as follows:

1. Consent. Landlord hereby expressly consents to the Transaction and assignment of the Lease from Assignor to Assignee as of the Closing Date, as required in the Lease.

2. Reliance. Landlord is executing this Landlord Consent with the intent that Assignor, Assignee, each party to the Purchase Agreement, and any of their respective lenders or mortgagees are entitled to rely and are relying on this Landlord Consent and the certifications made by Landlord herein.

3. Lease Estoppel. Landlord certifies as follows: (a) a true and accurate copy of the Lease including all amendments, modifications, and extensions thereof, is attached hereto as Exhibit A; (b) the current rent due under the Lease is $15,000.00 per month; (c) the Lease commenced on January 1, 2024, and expires on December 31, 2027, subject to the following renewal options in favor of Tenant: 90 days notice to Landlord by Tenant; (d) Assignor is current in the payment of rent and neither Landlord nor Assignor are otherwise in default under the terms and conditions of the Lease, nor has there occurred any event, act, or omission that with notice or lapse of time would be a default under the Lease; (e) Landlord has no current claims against Assignor under the terms of the Lease requiring Assignor to perform any improvements or repairs to the leased premises, and all reimbursements or other obligations of Tenant for the payment of monies to or for the benefit of Landlord have been paid in full as of the date of this Landlord Consent; (f) there are no charges that Landlord claims against Assignor, which would constitute a lien on the leased premises; (g) all improvements required under the terms of the Lease to be made by Landlord through the date hereof have been satisfactorily completed and all tenant improvement allowances due to Assignor by Landlord under the terms of the Lease have been paid in full; and

(h) the Lease is in full force and effect and has not yet been modified or amended in any manner whatsoever except as shown on Exhibit A.

4. Deposit. Assignor has already paid the $5000.00 deposit required by the subject Lease Agreement. The Parties agree that this Deposit shall be credited toward Assignee and Assignee shall not be required to pay an additional deposit.

5. Modifications of Lease Agreement. The Lease Agreement shall be modified as follows:

A. Section 3 "Deposit" of the Lease Agreement as currently written will be replaced and read:

Landlord typically requires Tenants to provide an additional fifteen thousand dollars ($15,000.00) deposit within 90 days of the beginning of lease. In lieu of full payment the Parties agree that Tenant will pay five thousand dollars ($5000.00) and will perform needed repairs to the flooring and walls of Apartment Units 106 and 108 ("Repairable Units") The parties estimate these repairs will cost ten thousand dollars ($10,000.00) total for labor and materials.

Repairable Units of the subject property require repairs to the flooring and drywall and to be painted to become usable as rental space. Landlord hereby consents to Tenant making these repairs to the Repairable Units. These repairs will not include replacing HVAC units, stoves, refrigerators, washer/dryer units, or other appliances.

Allocating costs for future repairs or repairs for additional rental units of the leased property will be governed by the appropriate section of this Lease Agreement.

If these repairs are completed the Parties will act as if the full deposit of fifteen thousand dollars ($15,000.00) had been paid in cash at the termination of this Lease Agreement. Upon the termination of this lease agreement Landlord may subtract from this deposit money owed for rent or repairs to the property. The remaining amount will be refunded to Tenant within 90 days of the termination of this Lease.

B. Section 10 "Maintenance of Premises and Improvements" of the Lease Agreement as currently written will be replaced and read:

Tenant agrees that upon execution of this document they will pay the costs necessary for the gutters on the subject property to be cleaned. Tenant will be responsible for future cleaning of the gutters.

Tenant shall at all time keep the premise in a neat and orderly condition. Tenant shall, at Tenants expense, provide for regular removal of all trash, rubbish and garbage from the leased premises, keep the parking lot and sidewalks clear of snow and ice, and keep any grassy areas and gardens maintained. Tenant shall replace any air filters for the Premises HVAC system **monthly**.

Tenant shall conduct or arrange for repairs or maintenance to the interior of the leased premises, and all windows, doors, window and door hardware, plate glass, electrical, plumbing, floor coverings, appliances, interior walls and ceilings. For repairs or maintenance in which the cost is less than $100.00 Tenant shall be solely responsible. For repairs or maintenance in which the cost is more than $100.00 Tenant shall send Landlord a bill for that cost.

C. Section 13. "Improvements, Additions And Alterations to Premises" of the Lease Agreement as currently written will be replaced and read:

Landlord must approve any **further** improvements additions, and alterations to the leased premises before the work is undertaken. All such remodeling, alterations, additions, or improvements to the leased premises shall be done in a good workmanlike manner and in accordance with the requirements of all governmental authorities. All permanent improvements and fixtures shall, unless directed otherwise by the Landlord, become a part of leased premises and be the property of Landlord upon termination or expiration of this lease.

D. Section 17 "Default by Tenants" of the Lease Agreement as currently written will be replaced and read:

The Tenant shall be in financial default if it fails to pay when due any lease payment;

In the event Tenant is in financial default, it shall have a grace period **of five (5)** days to cure such default after Landlord shall have given Tenant written notice thereof.

Tenant shall be in general default if it is in violation of any other conditions, stipulations, or provisions of this Lease. In the event Tenant is in general default, it shall have a grace period of **thirty (30) days** to cure such default after Landlord shall have given Tenant written notice thereof.

In the Event Tenant is in either financial or general default, and does not cure said default within the foregoing time limits, Landlord may at its option:

i. Terminate this Lease and retake possession of the leased premises with no further liability to the Tenant; or
ii. Restrain by injunction any violation of terms, covenants, conditions, or provisions of this Lease, or enforce by mandatory order or decree of specific performance any provisions of this Lease.

No Delay or Omission by Landlord to exercise any right or power accruing upon any noncompliance or default by tenant with respect to any of the terms hereof shall impair any such rights or power, or be construed to be a waiver thereof. It is further agreed that a waiver by Landlord of any of the Covenants or Agreements thereof or any covenants or agreements herein contained.

6. Authority. Landlord represents and warrants that it is duly authorized to execute this Landlord Consent and perform its obligations hereunder, and that the person signing this Landlord Consent on its respective behalf is duly authorized to sign on behalf of Landlord.

7. Successors and Assigns. This Landlord Consent shall be binding upon Landlord and its successors, transferees and assigns, and inure to the benefit of Assignee and Assignor and their respective successors, transferees and assigns.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have executed this Landlord Consent and Modification of Lease as of the date first written

above.

LANDLORD:

____

By: MAT Properties, LLC

Name: Harold E. Holbrook III

Title: Owner

ASSIGNOR:

____

By:

Name:

Title:

ASSIGNEE:

____

By: ARIA Kentucky LLC

Name: Shawn Leon

Title: President